ARTICLES OF AMENDMENT TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                             WORKFORCE SYSTEMS CORP.

      The undersigned, being a natural person competent to contract, does hereby make, subscribe and file the Articles of Amendment to the Articles of Incorporation of Workforce Systems Corp., a Florida corporation pursuant to
Section 607.0602 of the Florida Business Corporation Act:

      1. The name of the corporation is Workforce Systems Corp. (the "Company").

      2. The text of the amendment adopted by the Company's Board of Directors establishing a series of preferred stock and setting forth the designations, rights and preferences thereof is as follows:

      WHEREAS, pursuant to Article IV of the Articles of Incorporation the Company is authorized to issue 2,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"), issuable in such series and bearing such voting, dividend, conversion, liquidation and other rights and preferences as the Board of Directors may determine.

      WHEREAS, the Board of Directors deem it to be in the best interest of the Company to designate a series of such Preferred Stock, consisting of 1,000,000 shares (the "Series D Preferred Stock").

      NOW, THEREFORE, be it resolved that the Board of Directors of the Company be and hereby determines that 1,000,000 shares of Preferred Stock are designated as Series D Preferred Stock, with the following designations, rights and preferences:

      1. DESIGNATION AND INITIAL NUMBER. The series of Preferred Stock hereby classified shall be designated "Series D Preferred Stock." The initial number of authorized shares of the Series D Preferred Stock shall be 1,000,000 shares. Upon issuance of the shares of Series D Preferred an amount at least equal to the par value shall be the stated capital of the Company.

      2. VOTING RIGHTS. Holders of the shares of Series D Preferred shall be entitled to full voting rights, share for share, with the then outstanding Common Stock as well as with any other class or series of stock of the













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      Company have general  voting  power with the Common Stock  concerning  any matter being voted upon. Except as so provided, shares of the Series D Preferred Stock shall at no time be entitled, as a series, class or otherwise, to any other or special or restrictive voting rights of any kind whatsoever, except as when and to the extent required by applicable law.

      3. CONVERSION PRIVILEGE. The shares of Series D Preferred Stock are not convertible into any other class of equity of the Company.

      4. REDEMPTION. The shares of Series D Preferred Stock are redeemable at any time at the option of the Company at a price per share to be mutually agreed upon by the Company and holder at the time of redemption.

      5. DIVIDENDS. The shares of Series D Preferred Stock shall not pay any dividends.

      6. LIQUIDATION. In the event of any voluntary or involuntary dissolution or winding up of the Company, the holders of Series D Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders an amount per share equal to $.001 without interest. A merger or consolidation of the Company with or into any other corporation, share exchange or sale or conveyance of all or any part of the assets of the Company (which shall not in fact result in the liquidation of the Company and the distribution of assets to its shareholders) shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Company within the meaning of this Paragraph 6.

      2. The foregoing amendment was duly adopted by unanimous written consent of the Board of Directors on June 13, 1996 and shareholders action was not required.

      IN WITNESS WHEREOF, this Articles of Amendment to the Articles of Incorporation has been executed on the 15th day of June, 1996.

                                          WORKFORCE SYSTEMS CORP.

                                          By:   /s/ Ella Chesnutt
                                              ------------------------
                                              Ella Boutwell Chesnutt
                                              President



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